FOR IMMEDIATE RELEASE              Contact:
                                   Joe Kopec or Jim Fitzpatrick
                                   The Dilenschneider Group
                                   312-553-0700


                MERCURY FINANCE COMPANY UPDATES FINANCIAL MATTERS


     CHICAGO, April 23--Mercury Finance Company (NYSE:MFN) today announced an estimated net loss for the year ended December 31, 1996 in the range of $48 to $55 million, or $0.28 to $0.32 per share. This announcement is an update of Mercury's January 29 estimate of a $56.7 million, $0.33 per share profit for 1996. Shareholder's equity as of December 31, 1996, is estimated to be between $138 million and $145 million, down from the $263 million estimated on January 29.

     The change in estimated earnings is due primarily to additional loss provisions of $125 million and the establishment of a $25 million reserve for the loss on the pending sale of Lyndon Insurance Company. Management believes that the methodology employed to compute the loss reserves, which has the support of Arthur Andersen LLP, the company's independent accounting firm, to be as conservative as any utilized in the industry.

     All these amounts continue to be preliminary and subject to further revision. Arthur Andersen LLP continues its audit examination and expects to have its audit opinion on 1996 available by the end of May. The company expects that the auditor's formal opinion will raise doubts about the company's ability to continue as a going concern, primarily because the company continues to be in default of its debt agreements.

     William A. Brandt, Jr., president and chief executive officer, said that a substantial portion of the additional loss provision relates to retail installment contracts and loans originated in 1995 and prior years and that the 1996 loss provision is not indicative of future expected loss rates. Steps have been taken by the company to improve the quality of newly acquired loans and retail installment contracts, as well as to increase efforts to collect outstanding balances.

     Mercury has a $50 million credit facility with BankAmerica Business Credit of which $40 million is available to borrow. This facility, combined with daily cash flows, continues to provide more than sufficient working capital to operate the business and pay interest on its debt obligations. The company continues to work with its lenders concerning the amounts owed in order to provide for a long-term solution to its capital requirements.

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